Exhibit K(2)
ASSIGNMENT
     For valuable consideration, the receipt of which is hereby acknowledged, Zweig/Glaser Advisers, LLC (“ZGA”) hereby assigns, transfers and delivers to Phoenix Equity Planning Corporation (“PEPCO”) all of ZGA’s rights and obligations under the administration agreement, dated as of March 1,1999, between ZGA and The Zweig Total Return Fund, Inc., such assignment to be effective as of October 31,1999.
     IN WITNESS WHEREOF, the undersigned has duly executed this Assignment.
ZWEIG/GLAZER ADVISERS, LLC
By: PHOENIX INVESTMENT PARTNERS, LTD, its sole member

/s/ Nancy J. Engberg

Nancy J. Engberg
Vice President and Counsel